EXHIBIT 10.4
AbitibiBowater
2010 Canadian DB Supplemental Executive Retirement Plan
Effective December 9, 2010

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TABLE OF CONTENTS
(continued)

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AbitibiBowater
2010 Canadian DB Supplemental Executive Retirement Plan
Effective December 9, 2010
ARTICLE 1
INTRODUCTION
     1.1 Plan Introduction.
     (a) In April 2009, AbitibiBowater Inc. (the “Company”) and its U.S. and Canadian subsidiaries (the “AbitibiBowater Entities”) filed voluntary petitions seeking relief pursuant to Chapter 11 of the United States Bankruptcy Code and/or applied for protection from their creditors under Canada’s Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C36, as amended (collectively, the “Creditor Protection Proceedings”). The Company and/or certain of its subsidiaries later filed proposed plans of reorganization in the Creditor Protection Proceedings (collectively, the “Reorganization Plan”). The Reorganization Plan was approved by the creditors of the AbitibiBowater Entities and the Canadian and U.S. courts. As a result, the AbitibiBowater Entities have emerged from the Creditor Protection Proceedings on December 9, 2010 (the “Emergence”).
     (b) Pursuant to the Reorganization Plan, the Prior Plan was terminated coincident with Emergence. On December 9, 2010, the Company adopted and established the AbitibiBowater 2010 Canadian DB Supplemental Executive Retirement Plan (the “Plan”), as may be amended from time to time. Further and pursuant to the Reorganization Plan, the Plan reinstates certain benefits on behalf of certain eligible employees and former employees of the Employer, and their Beneficiaries, if the requirements of Section 3.1(a) are met. The reinstated benefits are substantially similar to the retirement benefits eliminated with the termination of the Prior Plan, subject to reductions and limitations as set forth in the Reorganization Plan and incorporated herein.
     1.2 Plan Purpose. The purpose of the Prior Plan was to provide certain eligible employees of the Employer with an enhanced retirement benefit that supplemented the retirement benefits provided to such eligible employees under the Registered Pension Plan of the Employer. The purpose of the Plan is to reinstate a portion of the benefits of the Prior Plan to certain Participants and Beneficiaries, as provided in the Reorganization Plan and described herein. For the avoidance of doubt, no retirement benefits accrued under any plan other than the Prior Plan are reinstated under, or shall be paid pursuant to, this Plan.
     1.3 409A Compliance. The portions of the Plan governing Participants who are subject to Section 409A of the Internal Revenue Code of 1986 and any regulations issued thereunder (the “Code”) are intended to comply with the provisions of Code Section 409A with respect to all amounts credited to and deferred under the Plan on behalf of such Participants on and after the Effective Date. The Plan shall be interpreted, administered and operated as necessary to comply with the requirements of Code Section 409A and applicable Treasury Regulations. The Company reserves the right to amend or modify the Plan in order to comply with regulations promulgated by the Department of Treasury under Code Section 409A.

ARTICLE 2
DEFINITIONS
     Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:
     2.1 “Actuarial Equivalent Value” means a value deemed to be equal to another value, as determined on a basis of the Plan provisions in effect on the date such determination is being made. The Actuarial Equivalent Value of a benefit of a Participant under this Plan shall be determined in the same manner and using the same assumptions as those used or that would be used for purposes of calculating the commuted value of termination of employment benefits under the Registered Pension Plan under which the Participant is entitled to receive benefits following his termination of employment or retirement from the Employer. For greater certainty, in determining the Actuarial Equivalent Value of a benefit, account shall not be taken of the income tax consequences that would arise to the recipient of the benefit.
     2.2 “Active Participant” means an individual who meets the requirements of Section 3.1(b) for participation in the Plan and who maintains an accrued benefit under the Plan.
     2.3 “Additional Voluntary Contribution” means a contribution, other than a required contribution, which may be made by a Participant under a Registered Pension Plan.
     2.4 “Average Pensionable Earnings” means, in respect of a Participant:
     (a) For years of Continuous Service before January 1, 2009, the sum of:
     (i) the average of the Participant’s monthly Earnings (as defined in subsection 2.4(c)(i)) during the 60 consecutive months within the 120 months of Continuous Service immediately preceding the earliest of his retirement, his termination of employment or the Final Accrual Date during which such Earnings were the highest, multiplied by 12; plus
     (ii) the average of the Participant’s annual Incentive Award (as defined in subsection 2.4(c)(ii)) earned in the five years, whether consecutive or not, within the 10 years of continuous employment immediately preceding the earliest of his retirement, disability, his termination of employment or the Final Accrual Date, during which such annual Incentive Award was the highest.
     (b) For years of Continuous Service on and after January 1, 2009, the average of the Participant’s Earnings plus Incentive Award, during the five consecutive calendar years within the 10 years of Continuous Service immediately preceding the earliest of his retirement, his termination of employment or the Final Accrual Date, during which such Earnings plus Incentive Award were the highest. The Incentive Award taken into consideration is the one paid during the year and is capped at 125% of the Participant’s target incentive award for the year in question.
     For purposes of this Section 2.4, if at the time the calculation of Average Pensionable Earnings is made, a Participant has less than five years of Continuous Service, his Average

Pensionable Earnings shall be the average Earnings calculated over the actual number of years of his Continuous Service plus the average of his Incentive Award during such period.
     (c) For purposes of this Section 2.4:
     (i) “Earnings” means the Participant’s base salary on which is based his remuneration received from the Company. With respect to periods of Credited Service during which the Participant does not actually receive remuneration from the Company, Earnings mean the Participant’s base salary on which such remuneration would have been based. However, such deemed Earnings shall not exceed the amount of compensation that is prescribed for this purpose under Section 8507 of the Regulations under the Income Tax Act.
     (ii) “Incentive Award” means the incentive award paid to a Participant under the Employer’s regular incentive plans or programs adopted by the Company from time to time or the incentive award paid under the 2010 Short Term Incentive Plan while employed with an Employer, regardless of whether a Participant is eligible for and exercises any right to defer an Incentive Award under any plan or program of the Company. Incentive Award does not include any other cash incentive, non-recurring (including any restructuring awards under the Emergence Recognition Plan) or multi-year incentive award, unless authorized by the Plan Administrator.
     2.5 “Basic Pension” means the lifetime annual pension which the Participant would otherwise be entitled to receive from time to time pursuant to the Registered Pension Plan, in regards to the period of Credited Service recognized for purposes of this Plan or that would be so recognized for purposes of this Plan in absence of the 35 year limit on Credited Service (as set forth in the definition of Credited Service), but limited to the period of Credited Service actually recognized in the Registered Pension Plan. It shall be assumed that such annual pension is payable from the same date as supplementary benefits commence to be paid under this Plan and is calculated on the basis of the following assumptions:
     (i) where the Registered Pension Plan is a defined benefit pension plan:
(A)	the annual pension is in the form of a pension payable under the normal form provided for under the Registered Pension Plan, or if the Participant elected an optional form in accordance with Section 4.7(c), the annual pension payable under such optional form;

(B)	the Participant has made no Additional Voluntary Contribution;

(C)	the additional pension that is or would be provided by any excess contributions shall be included regardless of whether the Participant elected to receive payment of the excess contribution in cash; and

(D)	the amount of the Basic Pension shall be determined according to the formula under the Registered Pension Plan regardless of any reduction in benefits that may be applied, by operation of statute or otherwise, as a result of the funded status of such Registered Pension Plan on the date of such determination (it being understood that, where the Registered Pension Plan is a defined benefit pension plan, the foregoing assumption shall also be applicable to the determination of the amount of survivor pension payable to the Spouse under the Registered Pension Plan following the death of the Participant (or any survivor pension that would have been payable had the benefits under the Registered Pension Plan not been commuted) as referred to in Section 4.7(a)(ii), and any amount payable under the Registered Pension Plan to the Participant’s estate or any designated Beneficiary following the death of the Participant (or any amount that would have been payable had the benefits under the Registered Pension Plan not been commuted) as referred to in Section 4.7(a)(ii)); and
     (ii) where the Registered Plan is a defined contribution pension plan, and subject to clause (iii), an annual pension which is the Actuarial Equivalent Value, based on the assumptions and the normal form of pension described in clause (i), of the amount accumulated by the Participant under the Registered Pension Plan, excluding his Additional Voluntary Contributions, as of the date of his retirement, death or termination of employment with the Employer (for greater certainty, the normal form shall be a lifetime joint and 60% survivor pension for a Participant with a Spouse and the normal form shall be a lifetime pension with a guarantee of a minimum of 120 monthly payments for a Participant without a Spouse); and
     (iii) in the case of a Participant who is a former Abitibi-Price Inc. employee who held a MSBA and who elected to convert his defined benefit entitlement under Abitibi-Price Inc.’s Registered Pension Plan to a defined contribution entitlement, a list of such Participants being attached hereto as Appendix B, the Basic Pension in respect of such Participant shall be determined as if the Participant had elected to not convert his defined benefit entitlement under Abitibi-Price Inc.’s Registered Pension Plan and such defined benefit entitlement has been determined in accordance with the provisions in effect on January 1, 1996 of the Abitibi-Price Inc.’s Registered Pension Plan and in accordance with the assumptions and the form of pension described in clause (i); and
     (iv) in all cases, where a Participant’s entitlement under the Registered Pension Plan has been divided between the Participant and his Spouse or former Spouse as a result of divorce, separation or annulment of marriage, his Basic Pension shall be determined as if no such division of his entitlement had occurred.
     2.6 “Beneficiary” means (i) for a Legacy Participant, the individual or entity identified as the Legacy Participant’s Beneficiary at the time the Legacy Participant’s retirement benefit under the Prior Plan went into pay status, which payment of benefit was suspended as a result of the Creditor Protection Proceedings, and (ii) for a Deferred Vested Participant or an Active Participant, any individual or entity designated as the Participant’s Beneficiary under the Plan. If there is no Beneficiary designated under this Plan, then the Participant’s Beneficiary shall be the Participant’s Beneficiary designated under the Prior Plan. If there is no Beneficiary designated under the Prior Plan, then the Participant’s Beneficiary shall be the Participant’s Spouse, if then living at the time of the Participant’s death, and if none, then the Participant’s estate.
     2.7 “Company” means AbitibiBowater Inc., a Delaware corporation, or any successor corporation thereto. The Company may also mean a predecessor corporation thereto where the context so requires.
     2.8 “Continuous Service” means a Participant’s uninterrupted period of employment, with the Employer or with a predecessor company, deemed to have commenced on the first day of the month coinciding with or immediately following the Participant’s hiring date by the Employer, or deemed to have commenced on the Participant’s hiring date by such predecessor company, as the case may be. For such purpose, a predecessor company means Donohue Inc. or any other company considered to be a predecessor company for such purpose. The Continuous Service of a Participant shall not be interrupted as a result of any absence due to disability, which was approved by the Employer, or due to temporary absence other than as a result of disability, which was approved by the Employer. For Participants hired on or after January 1, 2002, Continuous Service means a Participant’s uninterrupted period of employment with the Employer deemed to have commenced on the Participant’s hiring date. Continuous Service shall be measured in years with proportional allowance for non-completed years.
     2.9 “Credited Service” means the Participant’s period of Continuous Service following the Participant’s hiring date by the Employer. For greater certainty, Credited Service shall not include any period of service recognized as credited service under any other unregistered pension plan sponsored by the Employer other than this Plan. Credited Service shall not include any period of service after the Final Accrual Date.
     Before the Effective Date, the Employer also recognized, for certain Participants who were previously employed by Donohue Inc., certain newly hired Participants or any short service Participants, additional service for purposes of calculating the Participant’s Continuous and Credited Service, such additional service being as described in Appendix A hereto, with such additional service to be vested only on the dates specified in Appendix A.
     Credited Service shall be measured in years with proportional allowance for non-completed years. Total years of Credited Service under this Plan and under all other unregistered or nonqualified pension plans sponsored by the Employer shall not exceed 35.
     2.10 “Creditor Protection Proceedings” is defined in Section 1.1(a).
     2.11 “Deferred Vested Participant” means an individual who meets the requirements of Section 3.1(c) for participation in the Plan and who maintains an accrued benefit under the Plan, or the Beneficiary of such an individual who died before the Effective Date.
     2.12 “Disability” means the Participant is eligible to receive disability benefits under the short-term or long-term disability plan maintained by the Employer, as more fully described in Section 4.6.

     2.13 “Early Retirement Date” means the first day of the month coincident with or next following the date on which the Participant elects to retire early in accordance with Section 4.5, provided he has met the age and service requirements set forth in Section 4.5.
     2.14 “Effective Date” means December 9, 2010, the date of Emergence.
     2.15 “Emergence” is defined in Section 1.1(a).
     2.16 “Employer” means AbiBow Canada Inc. and each other entity affiliated with the Company that is a participating employer under the Plan, and their successors.
     2.17 “Final Accrual Date” means December 31, 2010.
     2.18 “Legacy Participant” means an individual who meets the requirements of Section 3.1(d)(i) for participation in the Plan, or the Beneficiary of a former employee described in Section 3.1(d)(ii), and in either case who maintains an accrued benefit under the Plan.
     2.19 “MSBA” means a Management Supplementary Benefit Agreement, which is an individual supplementary benefits agreement with an Executive Employee who was a former employee of Abitibi-Price Inc.
     2.20 “Normal Retirement Date” means the first day of the month coincident with or next following the month in which a Participant attains age 65.
     2.21 “Participant” means each of an Active Participant, a Deferred Vested Participant or a Legacy Participant.
     2.22 “Plan” means this AbitibiBowater 2010 Canadian DB Supplemental Executive Retirement Plan.
     2.23 “Plan Administrator” means the Human Resources and Compensation/Nominating and Governance Committee of the Board of Directors of the Company (the “HRC/NGC”) or its delegate.
     2.24 “Prior Plan” means the Canadian Supplemental Executive Retirement Plan (SERP) for Executive Employees of Abitibi-Consolidated Inc.
     2.25 “Reorganization Plan” is defined in Section 1.1(a).
     2.26 “Registered Pension Plan” means any one or more pension plans sponsored by the Employer or its affiliates and registered with Canada Revenue Agency. When used in respect of a Participant, this expression shall refer to the one or more Registered Pension Plans under which such Participant is entitled to receive benefits following his termination of employment, death or retirement from the Employer with regards to the period of Credited Service which is recognized under this Plan.
     2.27 “Retirement Benefit” means the retirement benefit payable to a Participant or Beneficiary under the Plan.

     2.28 “Spouse” means the person who satisfies the definition of spouse as defined under the Registered Pension Plan of which the Participant is a member at the time the spousal status needs to be determined, or would have been a member had his benefits not been commuted or paid in a lump sum. Spousal status shall be determined on the day preceding the date of death of the Participant or on the day when the Participant commences receiving his Retirement Benefit hereunder (or, for a Legacy Participant, first began receiving his retirement benefits under the Prior Plan), whichever occurs first.

ARTICLE 3
ELIGIBILITY AND PARTICIPATION
     3.1 Eligibility for Participation.
     (a) An employee or former employee of the Employer, or Beneficiary of a deceased former employee, shall be eligible to participate in the Plan as an Active Participant, a Deferred Vested Participant or a Legacy Participant as set forth in this Section 3.1 if such individual:
     (i) was a participant in and had accrued a retirement benefit under the Prior Plan, or a Beneficiary of a deceased participant who had accrued such a benefit, as of the Effective Date, which retirement benefit was not paid under the Prior Plan before its termination; and
     (ii) waived and forfeited any and all claims he had or may have had in the Creditor Protection Proceedings in respect of the Prior Plan or any other Terminated Retirement Plan as defined in the Reorganization Plan.
     (b) An individual shall be an Active Participant if such individual meets the requirements of paragraph (a), such individual is an active employee of the Employer on the Effective Date and maintained a retirement benefit under the Prior Plan as of the Effective Date.
     (c) An individual shall be a Deferred Vested Participant if such individual meets the requirements of paragraph (a), such individual is a former employee of the Employer on the Effective Date and earned a deferred vested retirement benefit under the Prior Plan as of the Effective Date.
     (d) An individual shall be a Legacy Participant if such individual either:
     (i) meets the requirements of paragraph (a) and such individual is a former employee of the Employer who was in pay status and receiving a retirement benefit under the Prior Plan when the Creditor Protection Proceedings commenced; or
     (ii) is the Beneficiary of a former employee who died before the Effective Date, and either such Beneficiary was receiving survivorship benefits under the Prior Plan when the Creditor Protection Proceedings commenced, or would have begun receiving survivorship benefits on or after the date the Creditor Protection Proceedings commenced but for the Creditor Protection Proceedings.
     (e) Notwithstanding anything in the Plan to the contrary, Plan participation shall be frozen and no Employees shall be first eligible to participate in the Plan on or after the Effective Date.
     3.2 Participation. An individual described in Section 3.1 shall participate in the Plan as an Active Participant, a Deferred Vested Participant or a Legacy Participant as of the Effective Date and shall have the retirement benefit he accrued under the Prior Plan reinstated under the Plan as of the Effective Date, subject to any reductions described in Article 4. A Participant (or

Beneficiary) shall cease to be a Participant (or Beneficiary) in the Plan when the individual has received a complete distribution of his Retirement Benefits payable under the Plan.

ARTICLE 4
RETIREMENT BENEFITS
     4.1 Status of Retirement Benefits.
     (a) Pursuant to the Reorganization Plan, all Deferred Vested Participants and Legacy Participants (and Beneficiaries) shall have a Retirement Benefit payable under the Plan. All Deferred Vested Participants and Legacy Participants are identified in Exhibit A.
     (b) Pursuant to the Reorganization Plan, all Active Participants shall have a Retirement Benefit payable under the Plan. All Active Participants are identified in Exhibit B. Retirement Benefit amounts for such actively employed Participants shall be determined using Average Pensionable Earnings and Credited Service as of the Final Accrual Date. No further benefits shall accrue with compensation increases or service earned after the Final Accrual Date.
     4.2 Payment of Plan Benefits.
     (a) Retirement Benefit payments to a Participant or Beneficiary under the Plan shall be made in accordance with the terms of the Reorganization Plan, as set forth below.
     (b) Retirement benefit payments made to a Participant under the Prior Plan and which were suspended pursuant to the Creditor Protection Proceedings, or payments that should have begun to a Participant under the Prior Plan which did not begin as a result of the Creditor Protection Proceedings (whether as monthly benefit payments or a lump sum benefit payment), shall resume or begin to be paid as soon as administratively feasible to such Participant in accordance with the Plan and the Reorganization Plan; provided, that such benefits shall be reduced and/or limited in accordance with the Reorganization Plan as set forth in the Plan. No adjustment shall be made for any monthly benefit payments that were suspended or missed during the Creditor Protection Proceedings No interest shall be paid with respect to any benefit payments (whether as monthly benefit payments or a lump sum benefit payment) that were suspended, missed or delayed as a result of the Creditor Protection Proceedings.
     (c) All Retirement Benefits shall be calculated and paid in Canadian dollars.
     4.3 Amount of Retirement Benefits.
     (a) An Active Participant shall be entitled to a Retirement Benefit under this Plan based upon the Participant’s Average Pensionable Earnings and years of Credited Service determined as of the Final Accrual Date and calculated in accordance with Section 4.4 or 4.5.
     (b) A Deferred Vested Participant shall be entitled to a Retirement Benefit under this Plan based upon the Participant’s Average Pensionable Earnings and years of Credited Service determined as of the date of the Participant’s termination of employment with the Employer and calculated as follows:
     (i) the Retirement Benefit shall be initially calculated in accordance with Section 4.4 or 4.5;

     (ii) the amount determined in clause (i) shall be reduced in each year as described in Section 4.3(d).
     (c) A Legacy Participant shall be entitled to payment of a Retirement Benefit under the Plan, which benefit shall be calculated as follows:
     (i) the Retirement Benefit shall be initially calculated as equal to the monthly retirement benefit payment the Participant was receiving (or would have been receiving) under the Prior Plan that was suspended pursuant to the Creditor Protection Proceedings;
     (ii) the amount determined in clause (i) shall be reduced in each year as described in Section 4.3(d).
     (d) The reduction referred to in subsections 4.3(b)(ii) and 4.3(c)(ii) shall be calculated as follows:
     (i) First, calculate the sum of the annual benefit payable to the Participant for the year under this Plan plus the annual benefit payable to the Participant under all other unregistered (in Canada) or non-qualified (in the United States) retirement plans maintained by any Debtor or Reorganized Debtor as defined for purposes of Supplement 7A-2 to the Plan of Reorganization approved in the Creditor Protection Proceedings (the “Other Plans”).
     (ii) Second, calculate the lesser of (A) the total annual benefit determined in clause (i) multiplied by 90% or (B) Canadian $50,000.
     (iii) Third, subtract from the amount determined in clause (ii) the total amount of benefits payable under each of the Other Plans that is or was funded or secured in whole or part by a trust fund, letter of credit, or similar method, multiplied by the percentage of such Other Plan that was so funded or secured (the “Secured Benefits”).
     (iv) Fourth, the total benefit payable under this Plan, and all benefits payable under all Other Plans that are not Secured Benefits (the “Unsecured Benefits”), shall be reduced proportionately until the total sum of the Unsecured Benefits is equal to the amount determined in clause (iii).
     (v) The limitation of this Section 4.3(d) shall be applied separately to each year based upon the amount of benefits actually payable to the Participant under this Plan and all Other Plans in such year; provided that if any benefit is paid in the form of a lump sum, such benefit shall be taken into account in the form of the annual amount that would have been paid in each year if it had not been paid as a lump sum. The Plan Administrator may make such adjustments as it may determine to be appropriate to accomplish the purposes of the Plan of Reorganization.
     (e) The Plan Administrator shall calculate the Retirement Benefits payable to each Participant pursuant to this Section 4.3 and shall include such amounts in Exhibit A or Exhibit B, as applicable, and shall adjust such amounts as required, including but not limited to any adjustments required by the Reorganization Plan, or to reflect differences between the amounts expected to be paid in settlement of any Secured Benefits and the amount actually paid.
     4.4 Normal Retirement Benefits.
     (a) A Participant who retires on his Normal Retirement Date shall be entitled to receive a Retirement Benefit payable in equal monthly installments commencing on his Normal Retirement Date in an amount equal to the excess, if any, of (i) over (ii):
     (i) 2% of the Participant’s Average Pensionable Earnings multiplied by his number of years of Credited Service; and
     (ii) his Basic Pension from the Registered Pension Plan, or where such Basic Pension has been commuted, the Basic Pension he would have received if such commutation had not taken place.
     (b) In the event a Participant remains in the employ of the Employer after his Normal Retirement Date, he shall be entitled to receive a Retirement Benefit payable in equal monthly installments and commencing on the first day of the month following his actual termination date, equal to the amount determined in accordance with paragraph (a), and based on his Credited Service and Average Pensionable Earnings as of the earlier of his Normal Retirement Date or the Final Accrual Date, and his Basic Pension as of the earlier of his actual retirement date or the Final Accrual Date.
     4.5 Early Retirement Benefits.
     (a) A Participant may elect to retire before his Normal Retirement Date provided he is then at least 55 years of age and has completed at least two years of Continuous or Credited Service. Retirement Benefits will begin as of his elected Early Retirement Date.
     (b) If a Participant is at least 58 years of age and the sum of his age and years of Continuous or Credited Service totals at least 80, the Participant shall be entitled to an annual Retirement Benefit, payable in equal monthly installments, determined in accordance with Section 4.4 and commencing on his Early Retirement Date.
     (c) A Participant other than a Participant referred to in paragraph (b) who retires under this Section shall be entitled to receive an annual Retirement Benefit payable in equal monthly installments and commencing on his elected Early Retirement Date in an amount equal to the excess, if any, of (i) over (ii) below:
     (i) 2% of his Average Pensionable Earnings multiplied by his number of years of Credited Service, such amount to be reduced by 0.5% multiplied by the number of months that his elected Early Retirement Date precedes:
(A)	if the Participant has completed at least 20 years of Continuous or Credited Service, the date at which the Participant would first have qualified for an unreduced Retirement Benefit in accordance with paragraph (b) had he continued in the Plan; or

(B)	if the Participant has not completed 20 years of Continuous or Credited Service, age 65.
     (ii) his Basic Pension from the Registered Pension Plan, or where such Basic Pension has been commuted or paid in a lump sum, the Basic Pension he would have received if such commutation or lump sum payment had not taken place.
     (d) Where in addition to his Basic Pension, the Participant is entitled to receive a bridging benefit under the Registered Pension Plan, the amount of his Retirement Benefit shall be further reduced by the annual amount of such bridging benefit during the period for which such bridging benefit continues to be paid.
     4.6 Disability Payments.
     (a) During a period of disability entitling the Participant to either receive disability benefits under the short-term or long-term disability plan maintained by his Employer from time to time in which he participates, such Participant shall continue to accrue Credited Service for the purpose of this Plan through the Final Accrual Date. During such period, the Participant shall be deemed to receive a base salary equal to the annual rate of base salary he was receiving immediately before his becoming disabled.
     (b) If the Participant for any reason ceases to be eligible to receive benefits under the short-term or long-term disability plan maintained by the Employer before his Normal Retirement Date and within such period as determined by the Company:
     (i) the Participant returns to active employment with the Employer, then at the date of his subsequent termination, death or retirement, the Participant shall be entitled to Retirement Benefits calculated in accordance with the provisions of this Plan, taking into account the provisions of paragraph (a) above, or
     (ii) the Participant does not return to active employment with the Employer, then he will be deemed to have terminated his employment or retired for the purposes of the Plan as of the day he ceases to be eligible to receive benefits from the disability plans maintained by the Employer and his Retirement Benefits shall be calculated based on the provisions of this Plan, taking into account the provisions of paragraph (a) above.
     (c) A Participant whose period of disability continues until his Normal Retirement Date shall be deemed to have retired on his Normal Retirement Date for the purpose of this Plan.
     (d) In the event of the death of a Participant while in receipt of disability benefits as provided in this Section, the benefits payable under this Plan shall be determined in accordance with the terms of Section 4.8 as if the Participant died while in service of the Employer.
     4.7 Form of Pension.
     (a) The Retirement Benefit payable to a Participant under this Plan shall be paid during the lifetime of the Participant. Following the death of the Participant while in receipt of such Retirement Benefit, the Participant’s Spouse shall be entitled to receive during his lifetime an annual supplementary survivor allowance, payable in equal monthly installments, and commencing on the first day of the month following the month in which the Participant dies, equal to the excess of (i) over (ii) below:
     (i) 50% of the Retirement Benefit that would have been payable to the Participant under this Plan at the time of his death, if such Retirement Benefit had not been reduced by the Participant’s Basic Pension;
     (ii) any survivor pension payable to the Spouse under the Registered Pension Plan following the death of the Participant, or any survivor pension that would have been payable had the benefits under the Registered Pension Plan not been commuted or paid in a lump sum. Where the Registered Pension Plan is a defined contribution pension plan, and subject to Section 2.5(iii), the survivor pension payable to the Spouse shall be equal to 60% of the Participant’s Basic Pension.
     (b) If a Participant does not have a Spouse at the start of his Retirement Benefits and dies before 120 monthly payments of his Retirement Benefits have been paid to him, his Beneficiary or, if there is no Beneficiary, his estate shall receive a lump sum which is the Actuarial Equivalent of the excess of (i) over (ii) below:
     (i) the balance of the 120 monthly payments of the Retirement Benefits that would have been payable to the Participant under this Plan at the time of his death if such supplementary allowance had not been reduced by the Participant’s Basic Pension;
     (ii) any amount payable under the Registered Pension Plan to his estate or any designated Beneficiary following the death of the Participant, or any amount that would have been payable had the benefits under the Registered Pension Plan not been commuted or paid in a lump sum. Where the Registered Pension Plan is a defined contribution pension plan and subject to Section 2.5(iii), the amount that would have been payable to his estate or any designated Beneficiary following the death of the Participant, had the Participant elected to receive his Basic Pension as a life annuity with 120 payments guaranteed.
     (c) Instead of receiving his Retirement Benefit in accordance with the normal form of payment described in paragraphs (a) and (b), a Participant may elect to receive his Retirement Benefits payable under this Plan under one of the optional forms of payment determined by the Company as eligible for the purpose of this Plan. In such a case, the Participant must elect the same optional form of payment for purpose of his benefits under the Registered Pension Plan. However, in the case where the Registered Pension Plan is a defined contributions pension plan, and subject to Section 2.5(iii), the Participant will be deemed to have elected the same form of payment that is elected for purposes of this Plan. If the Participant elects an optional form of payment, then the amount of his Retirement Benefit, before applying the offset for his Basic Pension, shall be adjusted on an Actuarial Equivalent Value basis.
     (d) Notwithstanding any provision in the Plan to the contrary, the Retirement Benefit payable to a Legacy Participant shall be paid in the same form it was being paid before commencement of the Creditor Protection Proceedings, and the Retirement Benefit paid to a

Deferred Vested Participant whose Retirement Benefit would have commenced during the Creditor Protection Proceedings shall be paid in the same form it would have been paid had it so commenced.
     4.8 Death Before Retirement.
     (a) Death after Age 55 but Before Retirement.
     (i) In the event that a Participant dies while actively employed with the Employer after having reached age 55 and having completed at least two years of Continuous or Credited Service, his Spouse shall be entitled to receive an annual supplementary survivor allowance determined in accordance with Section 4.7(a) as if the Participant had retired immediately before the date of his death and, in the case of a Legacy Participant who retired before January 1, 2005, had not elected an optional form of pension in accordance with Section 4.7(c). However, with respect to Section 4.7(a)(ii), where the survivor benefit under the Registered Pension Plan is payable in a lump sum, the survivor pension payable to the Spouse shall be equal to the pension that could be provided by such lump sum, calculated on an Actuarial Equivalent Value basis over the survivor’s lifetime.
     (ii) In the event of there being no Spouse at the time of death of a Participant referred to in clause (i), his Beneficiary shall receive a lump sum equal to the lump sum that would otherwise have been payable under this Plan to the Participant’s estate as would be determined under Section 4.7(b) if the Participant had retired immediately before the date of his death. However, with respect to Section 4.7(b)(ii), where the benefit payable to the designated Beneficiary or estate under the Registered Pension Plan is payable in a lump sum, any amount payable to the Beneficiary shall be equal to such lump sum.
     (iii) In the event that a Participant who has terminated his employment and who is entitled to a deferred Retirement Benefit in accordance with Section 4.9 dies after having reached age 55 and before payment of the deferred Retirement Benefit begins, his Spouse shall be entitled to receive an annual supplementary survivor allowance determined in accordance with the Section 4.7(a) as if the Participant requested payment his deferred Retirement Benefit to commence on the first day of the calendar month immediately preceding or coinciding with his date of death. In the event there is no Spouse at the time of death, his estate shall receive a lump sum equal to the lump sum that would otherwise have been payable under the Plan to the Participant’s estate as would be determined under Section 4.7(b) as if the Participant had requested payment commencement of his deferred Retirement Benefit on the first day of the calendar month immediately preceding or coinciding with his date of death.
     (b) Death Before Age 55
     (i) In the event that a Participant dies while in service of the Employer before having reached age 55 but after having completed at least two years of Continuous or Credited Service, his Spouse or, in the absence of a Spouse, his estate, shall receive a lump sum payment that is the Actuarial Equivalent of the deferred Retirement Benefit that would otherwise have been payable under the Plan to the Participant, determined under Section 4.9(a) as if the Participant had voluntarily terminated his employment with the Employer.
     (ii) In the event that a Participant who has terminated his employment and who is entitled to a deferred Retirement Benefit in accordance with the applicable provision in Section 4.9 dies before having reached age 55, his Spouse or, in the absence of a Spouse, his estate, shall receive a lump sum payment of the deferred Retirement Benefit.
     (c) No benefit shall be payable under this Plan following the death of a Participant before having reached age 55 if he has not completed at least two years of Continuous or Credited Service.
     4.9 Termination of Employment.
(a)	Voluntary Termination after Two Years of Continuous or Credited Service.

A Participant who terminates his service with the Employer on a voluntary basis before his 55th birthday and after he has completed at least two years of Continuous or Credited Service shall be entitled to receive a deferred Retirement Benefit, the amount of which shall be determined as provided hereunder.

The Participant may request that payment commencement of his deferred Retirement Benefit start on the first day of any calendar month during the period between his attainment of age 55 and his Normal Retirement Date. The amount of the deferred Retirement Benefit payable, shall be established based on the elected payment commencement date as follows:
          (i) if the payment commencement date is the Participant’s Normal Retirement Date:
(A)	2% of his Average Pensionable Earnings multiplied by his number of years of Credited Service; less

(B)	his Basic Pension from the Registered Pension Plan, or where such Basic Pension has been commuted, the Basic Pension he would have received if such commutation had not taken place.
          (ii) If the payment commencement date is before the Participant’s Normal Retirement Date:
(A)	2% of his Average Pensionable Earnings multiplied by his number of years of Credited Service, such amount to be reduced by 0.5% multiplied by the number of months the payment commencement date precedes the Participant’s Normal Retirement Date; less

(B)	his Basic Pension from the Registered Pension Plan, or where such Basic Pension has been commuted, the Basic Pension he would have received if such commutation had not taken place.
The deferred Retirement Benefit shall be paid in the same form and in the same manner as the Retirement Benefit that would have been payable if the Participant had retired on his Normal Retirement Date.
(b)	Involuntary Termination after Two Years of Continuous or Credited Service.
A Participant who, before his 55th birthday and provided he has then completed at least 2 years of Continuous or Credited Service, ceases to be employed by the Employer as a result of the termination of his employment initiated by the Employer for any reason other than for cause, shall be entitled to receive a deferred Retirement Benefit the amount of which shall be determined as provided hereunder.
The Participant may request that payment commencement of his deferred Retirement Benefit start the first day of any calendar month during the period between his attainment of age 55 and his “Unreduced Early Retirement Date.” For such purpose, the Participant’s Unreduced Early Retirement Date shall correspond to the earliest date he could have been entitled to an unreduced early Retirement Benefit as provided in Section 4.5(b), established as if his termination of employment had not occurred.
The amount of the deferred Retirement Benefit payable, shall be established based on the payment commencement date as follows:
(i) if the payment commencement date is the Participant’s Unreduced Early Retirement Date:
(A)	2% of his Average Pensionable Earnings multiplied by his number of years of Credited Service; less

(B)	his Basic Pension from the Registered Pension Plan, or where such Basic Pension has been commuted, the Basic Pension he would have received if such commutation had not taken place.
(ii) If the payment commencement date is before the Participant’s Unreduced Early Retirement Date:
(A)	2% of his Average Pensionable Earnings multiplied by his number of years of Credited Service, such amount to be reduced by 0.5% multiplied by the number of months the payment commencement date precedes the Participant’s Unreduced Early Retirement Date; less

(B)	his Basic Pension from the Registered Pension Plan, or where such Basic Pension has been commuted, the Basic Pension he would have received if such commutation had not taken place.
The deferred Retirement Benefit shall be paid in the same form and in the same manner as the Retirement Benefit that would have been payable if the Participant had retired on his Normal Retirement Date.
      (c) No benefit shall be payable under this Plan to a Participant who ceases to be in the employ of the Employer before his 55th birthday:
     (i) as a result of the termination of his employment by the Employer for cause, or
     (ii) as a result of the termination of his employment for any reason before having completed at least two years of Continuous or Credited Service.
     4.10 Increase in Benefits.
     (a) Any ad hoc increases in the pension payments made under the Registered Pension Plan to a retired Participant, or in the case of his death, to his surviving Spouse, will not have the effect of reducing benefits otherwise payable under this Plan.
     (b) Any automatic annual increases in the pension payments made under the Registered Pension Plan, or deemed to have been made if the benefits have been commuted, to a retired Participant, or in the case of his death, to his surviving Spouse, will have the effect of reducing benefits otherwise payable under this Plan. In the case of a Deferred Vested or Legacy Participant, the amount of the reduction shall be calculated by taking into account the provisions of Section 4.3(d).
     4.11 Commutation of Benefits.
     (a) Any Retirement Benefit or deferred Retirement Benefit payable under this Plan in the form of monthly payments may, at the discretion of the Plan Administrator and subject to the approval of the Participant or, following his death, of his Spouse, may be paid in a lump sum or installments calculated in accordance with the Company’s policy.
     (b) Notwithstanding paragraph (a), Retirement Benefits that do not exceed a specified amount may be paid in a lump sum or installments without the Participant’s consent, which amount shall be determined by the Plan Administrator from time to time in a manner that is consistent with practice under the Registered Pension Plans.
     (c) Except as otherwise provided herein, the Retirement Benefits provided under this Plan shall not be capable of surrender or commutation.
     4.12 Service Outside Canada. In the event that a Participant’s employment includes periods of service with the Employer in Canada (“Canadian Service”) and periods of service in another country with any affiliated company, any subsidiary or associated company of the

Company (“Non Canadian Service”), for the determination of the Participant’s Retirement Benefits hereunder, the following provisions shall apply:
     (a) The Participant’s Credited Service shall include his periods of Non Canadian Services during which he continued to accrue credited service under the Registered Pension Plan plus any other period of Non Canadian Service through the Final Accrual Date as approved by the Company.
     (b) For purposes of calculating the Participant’s Average Pensionable Earnings, the Participant’s Earnings and Incentive Award for his Non Canadian Service shall be established in accordance with the administrative policies and practices of the Company.
     4.13 Conditions for Payment.
     (a) Notwithstanding anything herein contained to the contrary, for Participants who are Grade 40 or above upon their date of termination of employment, no amount of benefit shall be payable or continued to be paid pursuant to this Plan in the event that during his employment with the Employer or during a period of 12 months following his termination of employment or retirement, the Participant, directly or indirectly, without the consent of AbitibiBowater Inc.:
     (i) engages in or becomes interested, whether on his own account or in conjunction with or on behalf of any other person, and whether as an employee, director, officer, partner, principal, agent, advisor, financial backer, shareholder (except as a passive investor in a public company), or in any other capacity whatsoever, in a North American business which may fairly be regarded as being in competition with the Business of AbitibiBowater (as defined below); or
     (ii) assists financially or in any manner whatsoever any person, firm, association or company, whether as principal, agent, officer, employee, manager, advisor, financial backer, shareholder (except as a passive investor in a public company), or in any capacity whatsoever to enter into, develop, carry on or maintain a North American business which may fairly be regarded as being in competition with the Business of AbitibiBowater.
For the purposes of this Plan, “Business of AbitibiBowater” means the manufacture, sale and/or dealing in newsprint, commercial printing papers, market pulp and wood products, as well as research into, development, production, manufacture, sale, supply, import, export or marketing of any product which is the same or similar to or competitive with any product researched, developed, produced, manufactured, sold, supplied, imported, exported or marketed by AbitibiBowater or by any of its subsidiaries and affiliates in the context of the above described activities as of the date of the Participant’s termination of employment.
     (b) Notwithstanding anything herein contained to the contrary, no amount of benefit shall be payable or continued to be paid pursuant to this Plan in the event that during his employment with the Employer or at any time thereafter, the Participant discloses any trade secrets or other Confidential Information (as defined below) with regard to the Business of AbitibiBowater at any time, directly or indirectly, to any third party or otherwise use such Confidential Information for his or their own benefit or the benefit of others for a period of 5 years following the date of the Participant’s termination of employment. “Confidential Information” means all valuable and/or proprietary information in any form belonging to or pertaining to AbitibiBowater and its subsidiaries, affiliates, customers and vendors, that would be useful to AbitibiBowater’s competitors or otherwise damaging to AbitibiBowater (or its subsidiaries or affiliates) if disclosed. Confidential Information may include, but is not necessarily limited to: (i) the identity of AbitibiBowater’s (or subsidiaries or affiliates) customers or potential customers, their purchasing histories, and the terms or proposed terms upon which it or they offer or may offer its products and services to such customers, (ii) the identity of any of AbitibiBowater’s or its subsidiaries’ or affiliates’ vendors or potential vendors, and the terms or proposed terms upon which it or they may purchase products and services from such vendors, (iii) technology and methods used their products and services or planned products and services, (iv) the terms and conditions upon which AbitibiBowater (or its subsidiaries and affiliates) employs its employees and contracts with independent contractors, (v) marketing and/or business plans and strategies, and (vi) financial reports and analyses regarding AbitibiBowater’s revenues, expenses, profitability and operations. However, Confidential Information does not include information which is or becomes generally available to the public other than as a result of disclosure by the Participant.
     (c) Notwithstanding anything herein contained to the contrary, no amount of benefit shall be payable or continued to be paid pursuant to this Plan in the event that during his employment with the Employer or for a period of 12 months following the date of the Participant’s termination of employment, except with the Company’s prior written consent, the Participant, on his own or in conjunction with or on behalf of any other person, directly or indirectly, solicits, assists in soliciting, accepts, or facilitates the acceptance of business (which may fairly be regarded as being in competition with the Business of AbitibiBowater) of any person (i) to whom AbitibiBowater or its subsidiaries or affiliates has supplied goods or services at any time prior to the date of termination of employment or (ii) with whom AbitibiBowater or its subsidiaries or affiliates has had any negotiations or discussions regarding the possible supply of goods or services prior to the date of termination of employment.
     (d) Further, notwithstanding anything herein contained to the contrary, no amount of benefit shall be payable or continued to be paid pursuant to this Plan in the event that during his employment with the Employer or at any time thereafter the Participant, directly or indirectly, disparages, defames or speaks negatively about AbitibiBowater or any of its subsidiaries, affiliates, customers or related entities, or its products and services, or if the Participant disparages, subverts, discloses or discusses any detail or aspect of the professional careers or personal lives of any director, officer or employee of AbitibiBowater or its subsidiaries or affiliates for any reason whatsoever, except as may be required by law.
     4.14 Right of Offset. The Company and any Employer shall have the right to offset any amounts payable to a Participant under the Plan to reimburse the Company, or any of its subsidiaries or affiliates, for liabilities or obligations of the Participant to the Company or such subsidiary or affiliate, including any amounts misappropriated by the Participant.

     4.15 Taxes; Compliance with §409A.
     (a) All Retirement Benefits under this Plan are expressed on a pre-tax basis and shall be subject to applicable withholding tax and reporting pursuant to the Income Tax Act (Canada) and any other applicable law.
     (b) In the case of a Participant who is a citizen or resident of the United States for federal income tax purposes (a “US Taxpayer”) during any year in which he has a vested right to a Retirement Benefit under this Plan, the provisions of this Section 4.15(b) shall apply for purposes of satisfying §409A of the United States Internal Revenue Code (“§409A”).
     (i) For purposes of this Section 4.15(b), a “§409A Benefit” shall mean any Retirement Benefit payable to a US Taxpayer except to the extent such Retirement Benefit (A) was accrued and vested on December 31, 2004, under the Prior Plan (and was not materially modified after October 3, 2004), (B) if paid to the Participant in the year in which the Retirement Benefit vested, would have been excluded from his taxable income under any of the provisions listed in Treasury Regulation §1.409A-1(b)(8)(ii), or (C) is otherwise determined by the Plan Administrator to not be subject to §409A. If only a portion of the Participant’s Retirement Benefit constitutes a §409A Benefit, the remaining portion of his Retirement Benefit shall be paid in accordance with the terms of the Plan without regard to this Section 4.15(b).
     (ii) The §409A Benefit of a Participant who terminates employment prior to his Normal Retirement Date shall commence on the first day of the month following his termination of employment in accordance with Section 4.5 if he had attained the age of 55 and completed at least two years of Continuous Service on the date of termination, and otherwise shall commence on the first day of the month following the later of his fifty-fifth birthday or date of termination in accordance with Section 4.9. The Participant shall not be eligible to elect any other commencement date. If as a result of this Section 4.15(b)(ii) payment commences on a date other than the date on which payment of his Registered Pension Plan benefit commences, the amount of his benefit shall be calculated as if payment of the Registered Pension Plan had commenced on the same date.
     (iii) A Participant may elect payment of his §409A Benefit in an optional form pursuant to Section 4.7(c) only if the optional form is an actuarially equivalent life annuity as defined in Treasury Regulation §1.409A-2(b)(2)(ii).
     (iv) In the case of a pre-retirement death benefit payable pursuant to Section 4.8, to the extent such death benefit is based on a §409A Benefit, the following rules shall apply:
(A)	if the benefit is payable to the Participant’s surviving Spouse (or if subparagraph (C) applies), such benefit shall be paid as an annuity if the Participant had attained the age of 55 prior to his death, and otherwise shall be paid in a lump sum, regardless of whether it is paid pursuant to Section 4.8(a) or 4.8(b);

(B)	if the individual receiving the benefit was the Participant’s Spouse for less than one year on the date of the Participant’s death, any benefit that would otherwise be payable to his surviving Spouse as an annuity shall be paid in a lump sum; and

(C)	if the Participant’s Spouse stopped being the Participant’s Spouse less than one year before the Participant’s death, the benefit that would otherwise have been paid in a lump sum to the Participant’s estate shall be paid in a life annuity to the person who is the residuary legatee of the Participant’s estate.
     (v) A §409A Benefit shall be commutated and paid in a lump sum (but not installments) only if all §409A Benefits payable to the Participant under nonqualified defined benefit plans maintained by the Company and any member of its controlled group (as defined in Treasury Regulation §1.409A-1(g)) are simultaneously paid in a lump sum, the total amount so paid does not exceed the limit then in effect under §402(g)(1)(B) of the Internal Revenue Code, and the payment otherwise satisfies the requirements of Treasury Regulation §1.409A-3(j)(4)(v).
     (vi) Whenever any payment is conditioned upon a termination of employment, the term “termination of employment” (or any variation) shall be interpreted to mean a separation from service as defined in §409A. If a Participant incurs a termination of employment that does not constitute a separation from service, payment of the Participant’s §409A Benefit shall be deferred until the Participant incurs a separation from service (or six months thereafter if Section 4.15(b)(viii) applies).
     (vii) If on the date on which a Participant incurs a separation from service the Participant is a “specified employee” as defined in §409A, payment of any §409A Benefit that becomes payable by reason of such separation from service shall commence not earlier than the first day of the seventh month following the month in which the separation from service occurs, and any §409A Benefit payments that would otherwise have been paid prior to such date shall be accumulated and paid on such date, without interest or other adjustment.
     (viii) The Plan Administrator shall use its best efforts to interpret and administer the Plan in accordance with §409A to the extent applicable, and to the maximum extent permitted by law the applicable provisions of §409A shall be deemed incorporated herein and shall control over any contrary provision of the Plan. Notwithstanding the foregoing, in no event shall the Company, any Employer, or any other person have any liability to any Participant by reason of any penalty or additional tax that may be imposed on such Participant by reason of §409A.

ARTICLE 5
PLAN ADMINISTRATION
     5.1 Plan Administration and Interpretation. The Plan Administrator shall oversee the administration of the Plan. The Plan Administrator shall have complete control and authority to determine the rights and benefits and all claims, demands and actions arising out of the provisions of the Plan of any Participant, Beneficiary, deceased Participant or other person having or claiming to have any interest under the Plan. Benefits under the Plan shall be paid only if the Plan Administrator decides in its discretion that the Eligible Employee, Participant or Beneficiary is entitled to them. Notwithstanding any other provision of the Plan to the contrary, the Plan Administrator shall have complete discretion to interpret the Plan and to decide all matters under the Plan. Such interpretation and decision shall be final, conclusive and binding on all Participants and any person claiming under or through any Participant, in the absence of clear and convincing evidence that the Plan Administrator acted arbitrarily and capriciously. Any individual serving as Plan Administrator who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Plan Administrator shall be entitled to rely on information furnished by a Participant, a Beneficiary, the Company, the Employer or a trustee (if any).
     5.2 Powers, Duties, Procedures. The Plan Administrator shall have such powers and duties, may adopt such rules, may act in accordance with such procedures, may appoint such officers or agents, may delegate such powers and duties and shall follow such claims and appeal procedures with respect to the Plan (subject to the requirements of Section 5.5) as the Plan Administrator may establish. The Plan Administrator or individuals acting on its behalf shall receive reimbursement for any reasonable business expense incurred in the performance of the foregoing duties.
     5.3 Information. To enable the Plan Administrator to perform its functions, the Company and Employer shall supply full and timely information to the Plan Administrator on all matters relating to the compensation of Participants, their employment, retirement, death, termination or employment, Disability, and such other pertinent facts as the Plan Administrator may require. Any Participant or Spouse entitled to benefits hereunder shall, upon request, furnish proof of age satisfactory to the Plan Administrator. In the case that the age of the Participant or his Spouse is found to be inexact, the Plan Administrator is authorized to adjust benefits.
     5.4 Indemnification of Plan Administrator. The Company agrees to indemnify and to defend to the fullest extent permitted by law any officer or employee who serves as Plan Administrator (including any such individual who will have served as Plan Administrator of the Plan) against all liabilities, damages, costs and expenses (including reasonable attorneys’ fees and amounts paid in settlement of any claims approved by the Company in writing in advance) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.
     5.5 Claims Procedure. A Participant or Beneficiary shall have the right to file a claim, inquire if he has any right to benefits and the amounts thereof or appeal the denial of a claim.

     (a) Initial Claim. A claim shall be considered as having been filed when a written communication is made by the Participant, Beneficiary or his authorized representative to the attention of the Plan Administrator (the “claimant”). The Plan Administrator shall notify the claimant in writing within 90 days after receipt of the claim if the claim is wholly or partially denied. If an extension of time beyond the initial 90-day period for processing the claim is required, written notice of the extension shall be provided to the claimant before the expiration of the initial 90-day period. In no event shall the period, as extended, exceed 180 days. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render a final decision. Written claims for benefit payments must be made within twelve months of the later of the Participant’s retirement or termination of employment for any reason or the Effective Date of the Plan. A claim shall be considered untimely filed and denied if received more than twelve months from such later date.
     (b) Content of Denial. Notice of a wholly or partially denied claim for benefits shall be in writing in a manner calculated to be understood by the claimant and shall include:
     (i) the reason or reasons for denial;
     (ii) specific reference to the Plan provisions on which the denial is based;
     (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
     (iv) an explanation of the Plan’s claim appeal procedure.
     (c) Right to Review. If a claim is wholly or partially denied, the claimant may file an appeal requesting the Plan Administrator to conduct a full and fair review of his claim. An appeal must be made in writing no more than 60 days after the claimant receives written notice of the denial. The claimant may review or receive copies, upon request and free of charge, any documents, records or other information determined by the Plan Administrator to be relevant to the claimant’s claim. The claimant may also submit written comments, documents, records and other information relating to his claim. The Plan Administrator shall take into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial review of the claim. The decision of the Plan Administrator regarding the appeal shall be given to the claimant in writing no later than 60 days following receipt of the appeal. However, if the Plan Administrator, in its sole discretion, grants a hearing, or there are special circumstances involved, the decision shall be given no later than 120 days after receiving the appeal. If such an extension of time for review is required, written notice of the extension shall be furnished to the claimant before the commencement of the extension. The decision shall be written in a manner calculated to be understood by the claimant and include:
     (i) specific reasons for the decision;
     (ii) specific references to the pertinent Plan provisions on which the decision is based; and

     (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant to the claimant’s claim.
     (d) Form of Notice and Decision. Any notice or decision by the Plan Administrator under this Section may be furnished electronically.
     (e) Exhaustion of Administrative Remedy. Notwithstanding any provision in the Plan to the contrary, no employee, Participant or Beneficiary may bring any legal or administrative claim or cause of action against the Plan, the Plan Administrator or the Employer in court or any other venue until the employee, Participant or Beneficiary has exhausted its administrative remedies under this Section.
     (f) Statute of Limitations. Notwithstanding any provision in the Plan to the contrary, a Participant, Spouse or other Beneficiary must file any written claim for benefits with the Plan Administrator within one year from the date on which the Participant, Spouse or other Beneficiary knows, or with the exercise of reasonable diligence would know, of the basis for the claim, but, in the case of a claim based upon an alleged error in the amount of benefits, in no event later than one year from the date on which the first allegedly mistaken payment is made. Any written claim submitted to the Plan Administrator after such date shall be void and denied as untimely. Further, in order for a claimant to initiate any action for any benefit under the Plan before any court or before any administrative agency or quasi-judicial tribunal, such claimant must have first filed a claim for such benefit and requested review of any adverse decision on such claim in accordance with this Section and any procedures established by the Plan Administrator pursuant to this Section. Any such action must be initiated not more than 180 days after receipt of an adverse claim decision on review, except as otherwise required by applicable law.
     (g) Suspension of Payment. If the Plan Administrator is in doubt concerning the entitlement of any person to any payment claimed under the Plan, the Employer may suspend payment until satisfied as to the person’s entitlement to the payment. Notwithstanding the foregoing, no Participant or Beneficiary may bring a claim for Plan benefits to arbitration, court or through any other legal action or process until the administrative claims process of this Section has been exhausted.

ARTICLE 6
AMENDMENT AND TERMINATION
     6.1 Authority to Amend and Terminate.
     (a) The Plan reserves to the Plan Administrator the right to amend or terminate the Plan at any time, without notice, subject to Section 6.2. Any amendment or termination of the Plan shall be effected by resolution of the Plan Administrator or its authorized delegate. Except as provided in paragraph (b), retirement benefits shall continue to be paid under the Plan as such amounts would otherwise have been distributed in accordance with the terms of the Plan.
     (b) Upon termination of the Plan, the following provisions shall apply:
     (i) an Active Participant who has reached 55 years of age shall be deemed, for the purpose of this Plan, to have retired on the date of termination of the Plan (the “Termination Date”), and shall be entitled to Retirement Benefits determined in accordance with Section 4.4 or 4.5, as the case may be;
     (ii) an Active Participant who has not yet reached age 55 shall be deemed, for the purpose of this Plan, to have terminated his employment on the Termination Date as a result of an Employer initiated termination of employment and shall be entitled to Retirement Benefits determined in accordance with Section 4.9(b);
     (iii) the Retirement Benefits to which a Participant is entitled to, or deemed to be entitled to, under clause (i) or (ii), as the case may be, shall be paid in a lump sum amount equal to the Actuarial Equivalent Value of such Retirement Benefits; and
     (iv) the obligations of the Participant pursuant to Section 4.13 shall be waived as of the Termination Date.
     6.2 Existing Rights. No amendment or termination of the Plan shall materially adversely affect the rights of any Participant with respect to retirement benefits payable under the Plan in accordance with the Reorganization Plan. Notwithstanding the foregoing, the Plan Administrator may amend the Plan as necessary to address changes in applicable law.

ARTICLE 7
MISCELLANEOUS
     7.1 Funding. As provided in the Reorganization Plan, Retirement Benefits under the Plan shall not be funded or secured by a trust fund, letter of credit, or any other method, notwithstanding the practice under the Prior Plan. The Company or Employer may in the future, but shall in no event be required to, secure Retirement Benefits, except for Participants who have elected in writing to be excluded for tax purpose. The full cost of the Retirement Benefits shall be paid by the Employer or the Company, and no contributions shall be required from a Participant.
     7.2 General Creditor Status. The Plan constitutes a mere promise by the Company and an Active Participant’s respective Employer to make payments in accordance with the terms of the Plan and Participants and Beneficiaries shall have the status of general unsecured creditors solely of the Employer employing the Participant. An Active Participant’s Employer shall be principally liable for payment of the Active Participant’s Retirement Benefits under the Plan, and AbitibiBowater Inc. shall be secondarily liable for payment. AbiBow Canada Inc. shall be principally liable for payment of the Retirement Benefits for Deferred Vested Participants and Legacy Participants, and AbitibiBowater Inc. shall be secondarily liable for payment. Nothing in the Plan shall be construed to give any employee or any other person rights to any specific assets of the Employer, the Company or of any other person.
     7.3 No Assignment. Plan benefits, payments or proceeds shall not be subject to any claim of any creditor of any Participant or Beneficiary and shall not be subject to attachment or garnishment or other legal process. Retirement benefits payable may not be assigned, pledged or encumbered in any manner, and any attempt to do so shall be void. Notwithstanding the above, a Participant, Spouse or Beneficiary can waive his entitlement under this Plan, and Retirement Benefits are subject to offset as provided in Section 4.13.
     7.4 Notices and Communications. All notices, statements, reports and other communications from the Plan Administrator to any employee, Participant, Beneficiary or other person required or permitted under the Plan shall be deemed to have been duly given when personally delivered to, when transmitted via facsimile or other electronic media or when mailed overnight or by first-class mail, postage prepaid and addressed to, such employee, Participant, Beneficiary or other person at his last known address on the Employer’s or Company’s records. All elections, designations, requests, notices, instructions and other communications from a Participant, Beneficiary or other person to the Plan Administrator required or permitted under the Plan shall be in such form as is prescribed from time to time by the Plan Administrator, and shall be mailed by first-class mail, transmitted via facsimile or other electronic media or delivered to such location as shall be specified by the Plan Administrator. Such communication shall be deemed to have been given and delivered only upon actual receipt by the Plan Administrator at such location.
     7.5 Limitation of Participant’s Rights. Nothing contained in the Plan shall confer upon any person a right to be employed or to continue in the employ of the Employer, or to interfere, in any way, either with the Employer’s right to terminate the employment of an

Eligible Employee at any time, with or without cause, or to modify the compensation or benefits of any Eligible Employee.
     7.6 Participants Bound. Any action with respect to the Plan taken by the Plan Administrator or a trustee (if any) or any action authorized by or taken at the direction of the Plan Administrator, the Employer or a trustee (if any) shall be conclusive upon all Participants and Beneficiaries entitled to benefits under the Plan.
     7.7 Receipt and Release. Any payment to any Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Employer, the Plan Administrator and a trustee (if any) under the Plan, and the Plan Administrator may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect. If any Participant or Beneficiary is determined by the Plan Administrator to be incompetent by reason of physical or mental disability (including minority) to give a valid receipt and release, the Plan Administrator may cause the payment or payments becoming due to such person to be made to another person for his benefit without responsibility on the part of the Plan Administrator, the Employer or a trustee (if any) to follow the application of such funds.
     7.8 Governing Law and Severability. The Plan shall be construed, administered and governed in all respects under and by the Province of Quebec. If any provision is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.
     7.9 Headings. Headings and subheading in the Plan are inserted for convenience only and are not to be considered in the construction of the provisions hereof.
* * *
IN WITNESS WHEREOF, the undersigned officer of AbitibiBowater Inc. has executed this document pursuant to Resolutions adopted by AbitibiBowater Inc. on December 9, 2010.

ABITIBIBOWATER INC.
By:	/s/ Richard Garneau
Richard Garneau; President
and Chief Executive Officer

Appendix A

Additional Service

	Additional Years of Service
Participants	Continuous Service	Credited Service	Vesting Date
Gilbert Demers	—	14.21	July 1, 2002

Christian Gélinas	—	4.97	July 1, 2002

Yves Laflamme	—	17.10	July 1, 2002

André Piché	—	9.70	July 1, 2002

Pierre Rougeau	5.00	5.00	September 4, 2009(1)(2)

(1)	Gradual Vesting of one year for each year of employment. Vesting date represents date from which additional years of service will be fully vested.

(2)	For purposes of gradual vesting, years of employment are only counted from September 4, 2004 and onward.

Appendix B
Executive Employee who held an MSBA and elected to convert his defined benefit entitlement under the prior Abitibi-Price Inc. Registered Pension Plan to a defined contribution entitlement on January 1, 1996
Allen Dea
Alain Grandmont

EXHIBIT A
     The following individuals are former employees of the Employer and Beneficiaries of deceased employees on the Effective Date who satisfy the requirements of Section 3.1.

EXHIBIT B
     The following individuals are active employees of the Employer on the Effective Date who satisfy the requirements of Section 3.1.